Exhibit 99.6
AMENDMENT NO. 3
TO THE
SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
PARTNER AGENT PROGRAM AGREEMENT
     This amendment (“Amendment”) is made and entered into as of the 12th day of September, 2006 and is effective as of September 1, 2006 (“Effective Date”), by and between American Patriot Insurance Agency, Inc. (“Partner Agent”) and Specialty Underwriters’ Alliance, Inc. and its property and casualty insurance subsidiaries and affiliates (collective, the “Company”), and amends the PARTNER AGENT PROGRAM AGREEMENT (“Agreement”), entered into by the parties on January 24, 2006, as amended. Any terms defined in the Agreement and used herein shall have the same meaning in this Amendment as in the Agreement. In the event that any provision of this Amendment and any provision of the Agreement are inconsistent or conflicting, the inconsistent or conflicting provision of this Amendment shall be and constitute an amendment of the Agreement and shall control, but only to the extent that such provision is inconsistent or conflicting with the Agreement. Any capitalized terms not defined herein shall be defined as in the Agreement.
     Now, therefore, in accordance with Section IX, D of the Agreement and in consideration of the mutual agreements and covenants hereinafter set forth, the parties wish to amend the Agreement as follows:
     Exhibit A, Section A shall be deleted in its entirety and replaced with the following:
A.	Except as otherwise provided in this Commission Schedule, Partner Agent’s Commission shall be as follows:

Program Description	Line of Business	Maximum Rate of Commission
Roofing Contractors in the states specifically described in the underwriting guidelines of the Company	General Liability and Commercial Automobile	16% for business written through retail brokerage; 12% for business written direct or through American American Builders & Contractors Supply Co., Inc. also d/b/a ABC Supply Co., Inc.; provided that the overall rate of commission shall not exceed 15%

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day, month and year above written.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

BY: NAME:	/s/ William S. Loder William S. Loder
TITLE:	Senior Vice President, Chief Underwriting Officer

AMERICAN PATRIOT INSURANCE AGENCY, INC.

BY: NAME:	/s/ Lysa Saran Lysa Saran
TITLE:	President